Exhibit 10.1

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

LICENSE AGREEMENT

THIS LICENSE AGREEMENT is made and entered into as of November 1, 2021, (the “Effective Date”) by and between Todos Medical Ltd.’s (“TOMDF”) wholly-owned subsidiary 3CL Sciences, Inc., a corporation of the State of Nevada, currently having its principal place of business at 40 Wall Street, Suite 2702, New York, NY 10005 (hereinafter referred to as “TCLS”), and T-Cell Protect Hellas S.A., a corporation of the State of Greece, having its principal place of business at 5 Mimnermou Street, Athens, Greece1070, (hereinafter referred to as “T-CELL”)

WITNESSETH:

WHEREAS, TOMDF has conceived and developed or otherwise Controls certain proprietary Licensed Patent Rights and Licensed Technology (as defined below).

WHEREAS, TOMDF will hereby concurrently assign its rights to the Licensed Patent Rights and Licensed Technology to TCLS upon execution of this Agreement via an assignment agreement substantially in the form outlined in Exhibit C.

WHEREAS, the Licensed Patent Rights and Licensed Technology intended to be sublicensed by TCLS to T-CELL includes confidential information (including trade secrets and other know-how), which is proprietary to TCLS and of which TCLS desires to continue to maintain the confidentiality of such information.

WHEREAS, T-CELL intends to engage in the use, manufacture, distribution and supply of the Licensed Products (as defined below).

WHEREAS, T-CELL wishes to acquire an exclusive sublicense under the Licensed Patent Rights and Licensed Technology for use in the commercialization of the Licensed Products for the Territories (as further defined below).

AGREEMENTS:

NOW THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein, and for other valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties mutually agree as follows:

1

ARTICLE 1

DEFINITIONS

1.1 Specific Definitions. As used in this Agreement, the following definitions and terms shall have the designated meanings:

“Affiliate” of a specified person (natural or juridical) means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified, for so long as such control exists. As used in this definition, “control” shall mean ownership of more than 50% of the shares of stock entitled to vote for the election of directors in the case of a corporation, and more than 50% of the voting power in the case of a business entity other than a corporation.

“Agreement” means this Agreement and all Exhibits and Schedules hereto.

“Best Efforts” means, with respect to the efforts and resources to be expended, or considerations to be undertaken by a party with respect to any objective, activity, or decision to be undertaken hereunder, the use of the best commercial efforts and resources of such party and its Affiliates that could be expected in an active and ongoing program to accomplish such task or obligation as a company in the dietary supplement industry of similar size and having similar resources as such party and its Affiliates would normally use to accomplish a similar task or obligation under similar circumstances and, if such objective, activity or decision is to be undertaken by a party with respect to a Licensed Product, for a product of similar market potential at a similar stage in its development or product life as the Licensed Product, in each case taking into account all applicable circumstances, including patent coverage, safety and efficacy, product profile, cost, proprietary positions, the then-current competitive environment and the likely timing of entry into the market, the regulatory environment and other relevant scientific, technical and commercial factors, in each case as assessed on a country by country basis in the Territories.

“Confidential Information” means know-how, trade secrets, and unpublished nonpublic information disclosed (whether before or during the Term of this Agreement) by or on behalf of one of the parties (the “disclosing party”) to the other party (the “receiving party”) or generated under this Agreement, excluding information which:

(a) was already in the possession of the receiving party prior to its receipt from the disclosing party (provided that the receiving party is able to provide the disclosing party with written proof thereof and, if received from a Third Party, that such information was acquired without any party’s breach of a confidentiality or non-disclosure obligation to the disclosing party related to such information);

(b) is or becomes part of the public domain through no fault of the receiving party;

2

(c) is or becomes available to the receiving party from a source other than the disclosing party which source has rightfully obtained such information and has no obligation of non-disclosure or confidentiality to the disclosing party with respect thereto; or

(d) has been independently developed by or for the receiving party without breach of this Agreement or use of or reference to any Confidential Information of the other party.

“Control” or “Controlled” shall mean with respect to any Licensed Patent Rights and Licensed Technology, the possession by a party of the ability to grant a license or sublicense of such Licensed Patent Rights and Licensed Technology as provided for herein without violating the terms of any arrangement or agreements between such party and any Third Party.

“Derivate Product” means a product that is based upon a Licensed Product, whether it be a different product through reformulation, combination, or other modification of the end product, or a new discovery based upon a Licensed Product technology. It is acknowledged by all parties that this definition shall not include any product made by TOMDF or TCLS pursuant to a regulatory drug pathway as an antiviral that may utilize Licensed Product Technology and/or ingredients contained within the Licensed Products, including the Tollovir investigative drug candidate. It is further acknowledged that such use in antiviral drug products by TOMDF and/or TCLS does not violate any rights contained within this agreement with such products not being considered Licensed Products.

“Expiration” or “Expired” means, with respect to a particular patent, the patent’s expiration, abandonment, cancellation, disclaimer, award to another party other than T-CELL in an interference proceeding, or declaration of invalidity or unenforceability by a court or other authority of competent jurisdiction (including final rejection in a re-examination or re-issue proceeding). “Unexpired” shall mean a patent that has not Expired.

“Field” means all uses in humans and animals and any other lawful purpose.

“First Commercial Sale” means on a country-by-country basis, the date of the first arm’s length transaction, transfer or disposition for value to a Third-Party of a Licensed Product by or on behalf of T-CELL or any Affiliate in such country.

“Improvements” shall mean any enhancement, invention or discovery created or conceived during the Term, which constitutes an improvement to the subject matter of the Licensed Patent Rights or Licensed Technology to the extent covered by or under the Licensed Patent Rights or Licensed Technology.

“Know-How” means all unpatented, proprietary ideas, know-how, trade secrets, expertise, inventions, discoveries and technical information, material specifications, processing instructions, formulas, equipment specifications, product specifications, confidential data, computer software, electronic files, research notebooks, invention disclosures, research and development reports and the like, and all amendments, modifications and improvements to any of the foregoing.

3

“Licensed Patent Rights” means the patents and patent applications described in Exhibit A attached hereto and any divisional, continuation, continuation-in-part, reissue, reexamination, confirmation, revalidation, registration, patent of addition, renewal, extension or substitute thereof, or any patent issuing therefrom or any supplementary protection certificates related thereto, PCTs, and foreign counterparts.

“Licensed Products” means the following products that are owned by the corresponding subsidiaries of TCLS described below:

(i) Tollovid™

(ii) Tollovid Daily™

“Licensed Technology” means all scientific Know-How, information and materials, whether or not patentable, including but not limited to formulations, techniques and materials, owned or Controlled by TCLS as of the Effective Date that (a) is related to any patent or patent application included in the Licensed Patent Rights and (b) is necessary or useful for T-CELL to practice the license granted to it hereunder.

“Sales” means the gross invoiced sales price for all Licensed Products and Derivative Products sold by Licensee, its Affiliates or Sublicensees to Third Parties throughout the Territory during each calendar quarter with respect to such billings.

Notwithstanding the above, if any Licensed Product or Derivative Product is sold both separately and as an integral part of a combination product containing one or more integral components in addition to that Licensed Product, then Sales of that Licensed Product or Derivative Product resulting from sales of that combination product will be calculated by multiplying the Sales for the combination product as calculated above by the fraction A/B where A is the invoice price of the Licensed Product as sold separately and B is the invoice price of the combination product.

A Licensed Product or Derivative Product shall be considered sold when it is shipped or when it is invoiced, whichever is earlier. “Sales” shall not include sales or transfers between Licensee and its Affiliates, unless the Licensed Product or Derivative Product is consumed by the Affiliate. In the event any Licensed Product or Derivative Product is sold to an Affiliate for purposes of resale, royalties for that Licensed Product or Derivative Product shall be computed upon the selling price at which such Licensed Product would ordinarily be sold to a non-Affiliate, rather than on the selling price of T-CELL to the Affiliate.

“Quarter” means a calendar quarter.

“Territory” or “Territories” means a country or countries in Europe, which includes in Group A: the United Kingdom, France, Germany, Spain, Italy, and Greece, and in Group B: Ukraine, Poland, Romania, Netherlands, Belgium, Czech Republic, Portugal, Sweden, Hungary, Belarus, Austria, Serbia, Switzerland, Bulgaria, Denmark, Finland, Slovakia, Norway, Ireland, Croatia, Moldova, Bosnia and Herzegovina, Kosovo, Albania, Lithuania, North Macedonia, Slovenia, Latvia, Estonia, Montenegro, Luxembourg, Malta, Iceland, Andorra, Monaco, Liechtenstein, San Marino and Cyprus.

4

T-CELL intends to initially launch the product in Greece, Italy, Germany, the United Kingdom, France, Spain, Poland and Bulgaria and will subsequently ramp up in the remaining countries.

“Third Party” shall mean any person or entity other than T-CELL, TCLS and their respective Affiliates.

1.2 Other Terms. Other terms may be defined elsewhere in the text of this Agreement and shall have the meaning indicated throughout this Agreement.

1.3 Definitional Provisions.

The words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provisions of this Agreement.

The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

References to an “Exhibit” or to a “Schedule” are, unless otherwise specified, to one of the Exhibits or Schedules attached to or referenced in this Agreement, and references to an “Article” or a “Section” are, unless otherwise specified, to one of the Articles or Sections of this Agreement.

The term “person” includes any individual, partnership, joint venture, corporation, trust, unincorporated organization or government or any department or agency thereof.

The term “euros” or “€” shall refer to the currency of the United States of America.

ARTICLE 2

SUBLICENSE TO T-CELL

2.1 Grant of Sublicense. Subject to the terms and conditions of this Agreement, TCLS hereby grants to T-CELL and its Affiliates, during the Term, exclusive (even as to TCLS), non-transferable (except as provided in Section 11.1), royalty-bearing sublicense under all Licensed Patent Rights and Licensed Technology to research, develop, make, have made, use, sell, offer for sale, and import any Sublicensed Product in the Field in the Territories, subject to the terms and conditions of this Agreement (the “Sublicense”), with the right to grant sublicenses to Third Parties.

2.2 Assistance. To enable T-CELL to exercise the license granted herein, TCLS will promptly disclose and provide to T-CELL all information, including copies of drawings, documentation and materials comprising the Licensed Technology. In addition, TCLS shall answer any questions of T-CELL related thereto and provide explanations reasonably required in connection therewith. For any further assistance, TCLS will be reimbursed, at an amount agreed upon in writing by the parties, for TCLS’s assistance and/or services.

5

ARTICLE 3

DEVELOPMENT

3.1 Development. T-CELL shall, at its own cost, be responsible for the design, development and manufacture of the systems and devices utilized in the creation of Licensed Products in the Field in the Territories, and TCLS will work closely with T-Cell to ensure that the quality end product is suitable for mass distribution with the in vitro 3CL Protease Inhibition claim.

T-CELL will be responsible for all costs payable to third parties for activities directly related to the development and marketing of the Licensed Products.

T-CELL will have sole authority and discretion, at its own cost, for the development of all Licensed Products in the Field. While T-CELL is conducting development activities for Licensed Products, T-CELL will provide to TCLS monthly reports on the status of development activities for all Licensed Products.

TCLS shall cooperate with T-CELL in its efforts, as reasonably requested, to complete the final design, development and manufacture of the Licensed Product in the Field, by providing all reasonable information on request related to the Licensed Technology and Licensed Patent Rights, including, assisting in introductions to key consultants, advisors and potential partners with which TCLS has been engaged in discussions. T-CELL shall provide quarterly progress reports to TCLS, which will include product development and commercialization updates.

3.2 Regulatory Approval. T-CELL shall be responsible for obtaining any regulatory approvals necessary for T-CELL’s commercial sale of the Licensed Products in the Field. TCLS shall provide T-CELL all documentation and assistance reasonably necessary to obtain all regulatory approvals related to the Licensed Products. All regulatory approvals for the Licensed Products will be in T-CELL’s name and owned by T-CELL, however will be transferred back to TCLS in the event of termination of this agreement as outlined in Section 9 of this Agreement subject to TCLS making payment to T-CELL for all costs associated with the approvals, up to a maximum of $100,000, in the event the Agreement is terminated within the first 24 months. In the event the Agreement is terminated at any time, then T-Cell shall work diligently with TCLS to ensure that all regulatory approvals for the Products are transferred to the ownership of TCLS. T-CELL will provide to TCLS annual reports on the status of all regulatory activities for Licensed Products while such activities are being conducted. Such reports may be combined with T-CELL’s reports on development and commercialization activities for the Licensed Products.

3.3 Commercialization. T-CELL will have sole authority and discretion for the European commercialization of all Licensed Products in the Field, including determining commercial terms of sale and booking all third-party sales for all Licensed Products in the Field, but will consider and, if determined beneficial, implement recommendations provided by TCLS. T-CELL will market all Licensed Products in the Field under such trademarks as T-CELL will select and own.

3.4 Diligence. T-CELL will exercise Best Efforts and diligence in developing and commercializing Licensed Products and in undertaking investigations and actions required to obtain Regulatory Approvals with claims necessary to market Licensed Products in the Field in the Territory, such Best Efforts and diligence to be in accordance with the efforts and resources T-CELL would use for a product candidate owned by it or to which it has rights, which is of similar market potential as the applicable Licensed Product, including, without limitation, using Best Efforts to develop, register and launch the Licensed Product for each product candidate in the Territory within ninety (90) days after the Effective Date.

6

3.5 Quality Assurance. T-Cell agrees that ingredients and formulations for the Products will be approved by TCLS Chief Scientific Officer.

ARTICLE 4

PURCHASE ORDER, INVESTMENT and LICENSE

4.1 Initial Purchase Order. T-CELL agrees to purchase * 60-capsule bottles of Tollovid Daily® at the purchase price of €* (the “T-CELL Purchase”) upon execution of this Agreement pursuant to the principal terms set forth below:

i.	T-CELL shall deliver a purchase order for * 60-capsule bottles of Tollovid Daily™ (such labels may be changed to meet T-Cell’s marketing needs);

(a). T-Cell shall provide a deposit equal to 50% of the purchase price (€*) within 45 days from the date of the Purchase Order (the “Deposit”); and

(b) will complete the final payment of 50% of the purchase price (€*) immediately prior to shipping finished product to T-Cell from TCLS’s manufacturer, upon receipt of confirmation that the finished product is ready to ship to T-Cell.

In the event T-CELL is unable to achieve regulatory approval within 90 days of the Agreement, T-Cell can request an extension on the 90th day and shall be automatically granted an additional 90 days to obtain regulatory approvals (the “Approval Extension Period”). If T-Cell does not request for an extension or is unable to obtain regulatory approval during the Approval Extension Period, then this Agreement shall automatically terminate and TCLS shall reimburse T-Cell the Deposit and the ownership of the initial purchase shall revert to TCLS.

ii.	Any subsequent purchases of Tollovid Daily 60 pill bottles by T-Cell from TCLS shall be made at a rate of €* per bottle, with adjustments for cost increases in raw materials and manufacturing. TCLS shall notify T-Cell of any such increases in costs prior to accepting a purchase order.

4.2 T-Cell Investment: T-Cell agrees to invest €1,000,000 into Todos Medical in the form of a promissory note at the same conversion price and interest rate as the crossover round with the same conversion terms in the event of an uplisting to a National Stock Exchange upon signing this Agreement. At any time prior to uplisting to a National Stock Exchange, in lieu of converting into the crossover preferred, the Holder may exchange the Note into either a) direct equity in the TCLS, or a subsidiary that is setup for developing a pharmaceutical formulation of certain ingredients contained in Licensed Products (the “Tollovir Sub”) Tollovir Sub (or “TCLS”) at the same terms as a financing round of at least $5,000,000 USD, or b) into a note in the Tollovir Sub, bearing 10% interest retroactive to the Effective Date of this Agreement, that converts into direct equity in the Tollovir Sub at the same terms as a financing round of at least $5,000,000 USD. In the event no such equity round or Todos uplisting occurs within 12 months of the Effective Date of the License Agreement or T-Cell elects not to convert into the preferred stock prior to the time of uplisting, TCLS agrees to repay to T-Cell the full €1,000,000 investment, at the Due Date (12 months post-investment), and Todos agrees to guarantee this repayment (the “Todos Guarantee”). A form of this investment agreement is outlined in Exhibit D.

7

i.	TCLS hereby grants T-Cell an exclusive license to manufacture, sell and distribute the pharmaceutical formulation known as Tollovir, in the Country of Greece. T-Cell shall pay TCLS a royalty of * (*%) percent of the sales.

4.3 License: TCLS hereby grants to T-Cell a license to manufacture and sell the Licensed Products and other products manufactured for use in the Field in the Territories using the Licensed Patent Rights at a manufacturer of T-Cell’s choosing, although such manufacturer must be approved by TCLS. Such approval will not be unreasonably withheld.

i.	Minimum Purchase: In the first 18 months of the License, T-Cell guarantees that it will purchase from TCLS a minimum of 500,000 bottles of the Licensed Products (Minimum Exclusivity Renewal Sales, or “MERS”), provided however;
ii.	Manufacturing: In the event T-Cell successfully establishes its own manufacturing of the Licensed Patent Rights for the Territories, then the MERS outlined in Section 4.3(i) shall become a minimum sales requirement and T-Cell shall then be required to sell a minimum of 500,000 bottles of the Licensed Products (including the Initial Purchase Order, and any subsequent purchase orders) and pay any royalties owing under Section 5 to TCLS monthly.
iii.	T-Cell anticipates selling the Tollovid Daily product initially at a wholesale price of no less than * Euro per 60 capsule bottle.
iv.	18 &12-month License Exclusivity Maintenance: In the event T-Cell does not achieve the MERS within the first 18 months, then this License shall become non-exclusive in the Field in the Territories listed in in Group A where T-Cell has established a minimum of 10,000 bottles in sales and 2,000 bottles in the Territories listed in Group B (“Group Minimums”). In those Territories where T-Cell has not achieved the Group Minimums, then the License shall become non-exclusive in the Field with TCLS having the right to terminate T-Cell’s License in such Territories upon 60 days prior written notice. If T-Cell does not reach 100,000 bottles in sales in the first 12 months, including the Initial Purchase Order, then TCLS may seek to negotiate with potential distributors to co-promote with T-Cell in the Field in those Territories where T-Cell has not reached the Group Minimums with the License becoming non-exclusive in such Territories. In those Territories where T-Cell has not reached the Group Minimums or has yet to establish a market or has not achieved necessary regulatory approvals, the License shall become non-exclusive with in the Field with TCLS having the right to terminate at any time the License in such Territory with 60 days prior written notice.

8

v.	Prohibition on Lower Sale Price: TCLS shall not sell any of the Licensed Products to any other company or person for less than the price paid by T-Cell for similar quantities provided that T-Cell is in full compliance with this Agreement and TCLS shall notify T-Cell prior to making any sale to a company or person in a country that geographically borders a Territory;
vi.	TCLS shall not directly or indirectly sell any of the Licensed Products for a lower wholesale or retail price than the prices the Licensed Products are sold by T-Cell in the Territories.
vii.	TCLS shall not sell any of the Licensed Products directly or indirectly to anyone in the Territory while the License remains exclusive in such Territory and shall refer any and all enquiries to T-Cell in any Territory while the License remains exclusive in the Field in such Territory.

ARTICLE 5

ROYALTIES AND REPORTS

5.1 Percentage Royalties.

Royalty Payments. Subject to the other terms of this Agreement (including the remainder of this Section 5), commencing on the date of the First Commercial Sale of each Licensed Product in each country in the Territory and continuing for the duration of the Royalty Term (as defined below) in such country, T-CELL shall pay to TCLS a royalty equal to * percent (*%) of Sales of all Licensed Products, product created from Licensed Patent Rights and Derivative Products sold by T-CELL and/or its Affiliates.

5.2 Royalty Term. T-CELL shall pay the royalties set forth above with respect to each Licensed Product sold in any Territory and Licensed Product-by-Licensed Product basis for the period (the “Royalty Term”), as long as this License Agreement is in effect and commencing on the First Commercial Sale of such Licensed Product and continuing until the later of (a) the date on which the composition, use or sale of the Licensed Product would no longer infringe any valid claim of the Licensed Patent Rights in such country of sale; or (b) the twenty-fifth (25)-year anniversary of the First Commercial Sale of the Licensed Product in such country of sale.

5.3 Reports and Payments. Within thirty (30) days after the end of each month, T-CELL shall make any fees, milestones or royalty payments owed to TCLS hereunder in arrears, accompanied by a written report indicating the amount of Net Sales of Licensed Products for which royalties are due under Section 5.1 or Section 5.2 during such preceding month and the amount of the royalties due for such month, specifying: the gross sales (if available) and Sales in each country’s currency; the applicable royalty rate under this Agreement; the royalties payable in each country’s currency, including an accounting of deductions taken in the calculation of Sales; the applicable exchange rate to convert from each country’s currency to United States Dollars; and the royalties payable in United States Dollars. Furthermore, such reports will provide an accounting of the total amount of Licensed Products and Derivative Products sold. For purposes of determining when a sale of any Licensed Product occurs under this Agreement, the sale shall be deemed to occur on the earlier of (a) the date the Licensed Product is shipped or (b) on the date of the invoice to the purchaser of the Licensed Product. All payments hereunder shall be made in the United States in United States dollars. Conversion of foreign currency to United States dollars shall be made at the conversion rate existing in the United States (as reported in The Wall Street Journal) on the last business day of the month that sales are being calculated and paid for. If The Wall Street Journal ceases to be published, then the rate of exchange to be used shall be that reported in such other business publication of national circulation in the United States as the parties reasonably agree.

9

5.4 Tax Withholding. All payments hereunder shall be made free and clear of any taxes, duties, levies, fees or charges, except for withholding taxes (to the extent applicable). T-CELL shall make any applicable withholding payments due on behalf of TCLS and shall provide TCLS upon request with such written documentation regarding any such payment as available to T-CELL relating to an application by TCLS for a foreign tax credit for such payment with the United States Internal Revenue Service.

5.5 Records. T-CELL agrees to keep accurate written records sufficient in detail to enable the royalties payable under this Agreement by T-CELL to be determined and verified. Such records for all months and Quarters shall be retained by T-CELL for a period of not less than two (2) years after the end of such Quarter and are required to present Todos with monthly statements of accounts for TOMDF’s quarterly reporting filing process. T-Cell is required to answer all requests from TOMDF’s accounting team on a timely basis.

5.6 Audit of Records. During the Term and for three (3) years thereafter, upon reasonable notice and during regular business hours, T-CELL shall from time to time upon request by TCLS make available the records referred to in Section 5.3 for audit at TCLS’s expense by independent representatives selected by TCLS and reasonably acceptable to T-CELL to verify the accuracy of the reports provided to TCLS. Such representatives shall execute a suitable confidentiality agreement reasonably acceptable to T-CELL prior to conducting such audit. Such representatives may disclose to TCLS only their conclusions regarding the accuracy and completeness of royalty payments and of records related thereto, and shall not disclose T-CELL’s confidential business information to TCLS without the prior written consent of T-CELL unless there is an error in T-CELL’s accounting. In the event such audit uncovers an understatement of more than five percent (5%) in the amount of royalties due for any Quarter as reported pursuant to Section 5.5, T-CELL shall be responsible for the cost of such audit. No claim may be asserted by TCLS against T-CELL for errors discovered in the audit unless TCLS provides T-CELL with written notice of such understatement within six (6) months following completion of such examination or audit made pursuant to this Section 5.9 and unless such claim is asserted by TCLS within two (2) years following completion of such examination or audit made pursuant to this Section 5.9.

10

ARTICLE 6

CONFIDENTIAL INFORMATION; INTELLECTUAL PROPERTY

6.1 Confidentiality. The parties agree to maintain and abide by the terms of the Nondisclosure Agreement dated as of January 8, 2021 the terms identified herein. In such instance of contrary terms, the terms of the present Agreement will govern and all other remaining terms of the Prior Nondisclosure Agreement will remain enforceable. Additionally, the parties agree to maintain the confidentiality of all non-public information regarding the Licensed Patent Rights and Licensed Technology, including but not limited to the status of any patent applications included in Exhibit A. During the Term and for five (5) years thereafter, neither TCLS nor T-CELL nor any of their respective employees, consultants, Affiliates or sublicensees shall disclose or use (except as permitted or required for performance by the party receiving such Confidential Information of its rights or duties hereunder) any Confidential Information of the other party. Without limiting the foregoing, each party may disclose information to the extent such disclosure is reasonably necessary to (a) file and prosecute patent applications and/or maintain patents which are filed or prosecuted in accordance with the provisions of this Agreement, or (b) file, prosecute or defend litigation in accordance with the provisions of this Agreement or (c) comply with applicable laws, regulations or court orders; provided, however, that if a party is required to make any such disclosure of the other party’s Confidential Information in connection with any of the foregoing, it will give reasonable advance notice to the other party of such disclosure requirement and will use reasonable efforts to assist such other party in efforts to secure confidential treatment of such information required to be disclosed.

6.2 Limited Use and Disclosure. TCLS and T-CELL each agree that any disclosure of the other party’s Confidential Information to any officer, employee, consultant or agent of the other party or any of its Affiliates or Sublicensees shall be made only if and to the extent necessary to carry out its rights and responsibilities under this Agreement, shall be limited to the maximum extent possible consistent with such rights and responsibilities and shall only be made to the extent any such persons are bound by written confidentiality obligations to maintain the confidentiality thereof and not to use such Confidential Information except as expressly permitted by this Agreement. TCLS and T-CELL each further agree not to disclose or transfer the other party’s Confidential Information to any Third Parties under any circumstance without the prior written approval from the other party (such approval not to be unreasonably withheld), except as otherwise required by law, and except as otherwise expressly permitted by this Agreement. Each party shall take such action, and shall cause its Affiliates or Sublicensees to take such action, to preserve the confidentiality of each other’s Confidential Information as it would customarily take to preserve the confidentiality of its own Confidential Information, using, in all such circumstances, not less than reasonable care. Each party, upon the request of the other party, will return all the Confidential Information disclosed or transferred to it by the other party pursuant to this Agreement, including all copies and extracts of documents and all manifestations in whatever form, within sixty (60) days of such request or, if earlier, the termination or expiration of this Agreement.

6.3 Use of Name. Neither party shall employ or use the name of the other party in any promotional materials or advertising without the prior express written permission of the other party.

6.4 Protection of Licensed Technology. The parties jointly agree to protect the Licensed Technology by ensuring that appropriate patent rights are obtained and maintained as recommended by reputable patent counsel. Each party shall execute and deliver such forms of assignment, power of attorney and other documents which are necessary to give effect to the provisions hereof, and shall make available the appropriate personnel, including any inventors, who are necessary to give effect to the provisions hereof. Furthermore, T-CELL shall not abandon a claim of a pending patent application nor fail to pay any maintenance fees for a patent without first giving TCLS sufficient notice so that TCLS, may, if it desires, continue the prosecution of such claim or pay such maintenance fee.

11

6.5 Patent Filing, Prosecution and Maintenance. TCLS shall be responsible for preparing, filing, prosecuting, obtaining and maintaining any new patents in the Territory (the “New Patents”), at its sole cost, expense and discretion. Any new patents related to the dietary supplement use of any Products shall be added to this License Agreement. T-CELL (a) will provide TCLS with a copy of any proposed patent application within Licensed Patent Rights and relevant to the Field for review and comment reasonably in advance of filing and (b) will keep TCLS reasonably informed of the status of such filing, prosecution and maintenance, including, without limitation, (i) by providing TCLS with copies of all communications received from or filed in patent office(s) with respect to such filing, and (ii) by providing TCLS, a reasonable time prior to taking or failing to take any action that would affect the scope or validity of any such of any such filing (including the substantially narrowing, cancellation or abandonment of any claim(s) without retaining the right to pursue such subject matter in a separate application, or the failure to file or perfect the filing of any claim(s) in any country), with prior written notice of such proposed action or inaction so that TCLS has a reasonable opportunity to review and comment. TCLS will pay for all of its patents and patent rights worldwide and will defend same as needed.

6.6 Ownership of Intellectual Property. Subject to the rights and licenses granted to T-CELL by this Agreement, all Licensed Patent Rights and Licensed Technology shall be the property of TCLS.

6.7 Prosecution of Infringement of Licensed Patent Rights and Licensed Technology.

(a)	Each of TCLS and T-CELL shall promptly notify the other if it knows or has reason to believe that rights to the Licensed Patent Rights and/or Licensed Technology are being infringed or misappropriated by a Third Party within the Field or that such infringement or misappropriation is threatened. TCLS shall, after learning of and investigating such alleged infringement or misappropriation, shall (i) prosecute such alleged infringement or misappropriation; (ii) offer T-CELL the choice of participating in such prosecution.

(b)	If TCLS needs to prosecute such alleged infringement or misappropriation pursuant to 6.7(a)(i) above, TCLS shall have the right to join T-CELL as a party plaintiff to any such proceeding if T-CELL believes it is necessary to successfully prosecute such infringement or misappropriation. T-CELL shall cooperate in connection with the initiation and prosecution by TCLS of such suit.

(c)	In the event TCLS elects the choice of T-CELL participating in such prosecution pursuant to 6.7(a)(ii) above, upon receipt of TCLS’s notice, T-CELL shall have thirty (30) days in which to notify TCLS in writing of T-CELL’s election to participate in the prosecution of such alleged infringement or misappropriation.

(d)	In the event TCLS elects to prosecute such alleged infringement or misappropriation, it shall not be permitted to settle any such suit without the prior consent of TCLS, which consent shall not be unreasonably withheld. T-CELL shall have the right to join TCLS as a party plaintiff to any such proceeding if T-CELL believes it is necessary to successfully prosecute such infringement or misappropriation. TCLS shall cooperate in connection with the initiation and prosecution by T-CELL of such suit.

12

(e)	Any damages, monetary awards or other amounts recovered, whether by judgment or settlement, pursuant to any suit, proceeding or other legal action taken under this Article 6, shall applied as follows:

i.	First, to reimburse the parties for their respective costs and expenses (including reasonable attorneys’ fees and costs) incurred in prosecuting such enforcement action;

ii.	Second, to T-CELL in reimbursement for lost sales (net of royalties) associated with Licensed Products and to TCLS in reimbursement for lost royalties owing hereunder based on such lost sales;

iii.	Third, any amounts remaining shall be allocated as follows: (a) if TCLS is the party bringing such suit or proceeding or taking such other legal action, one hundred percent (100%) to TCLS, (b) if T-CELL is the party bringing such suit or proceeding or taking such other legal action, one hundred percent (100%) to T-CELL, and (c) if the suit is brought jointly, fifty percent (50%) to each party.

ARTICLE 7

REPRESENTATIONS AND WARRANTIES

7.1 Representations of TCLS. TCLS represents, warrants and covenants to T-CELL that:

i.	TCLS is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada and has full corporate power to conduct the business in which it is presently engaged and to enter into and perform its obligations under this Agreement.

ii.	TCLS has taken all necessary corporate action under the laws of the state of its incorporation and its certificate of incorporation and by-laws to authorize the execution and consummation of this Agreement and, when executed and delivered by TCLS, this Agreement shall constitute the valid and legally binding agreement of TCLS enforceable against TCLS in accordance with the terms hereof, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

iii.	Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein will violate any provision of the certificate of incorporation or bylaws of TCLS or any law, rule, regulation, writ, judgment, injunction, decree, determination, award or other order of any court or governmental agency or instrumentality, domestic or foreign, or conflict with or result in any breach of any of the terms of or constitute a default under or result in termination of or the creation or imposition of any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance of any nature pursuant to the terms of any contract or agreement to which TCLS is a party or by which TCLS or any of its assets is bound.

13

iv.	To the best of TCLS’s knowledge, the Licensed Patent Rights and Licensed Technology are valid and enforceable. The Licensed Patent Rights and Licensed Technology have not been challenged in any judicial or administrative proceeding. As of the Effective Date, TCLS has the rights and authority to enter into this Agreement and to grant the license granted herein. TCLS is not aware of any product that has infringed, misused, misappropriated or conflicted with the Licensed Patent Rights or Licensed Technology or currently is infringing, misusing, misappropriating or conflicting with such Licensed Patent Rights or Licensed Technology.

v.	There are no actions, suits, claims, disputes or proceedings or governmental investigations pending or, to TCLS’s knowledge, threatened against TCLS or any of its Affiliates with respect to the Licensed Patent Rights, Licensed Technology or the Licensed Products or the use thereof by TCLS, either at law or in equity, before any court or administrative agency or before any governmental department, commission, board, bureau, agency or instrumentality, or before any arbitration board or panel whether located in the United States or a foreign country. To TCLS’s knowledge, TCLS has not failed to comply with any law, rule, regulation, writ, judgment, injunction, decree, determination, award or other order of any court or other governmental agency or instrumentality, domestic or foreign, which failure in any case would in any material respect impair any rights of T-CELL under this Agreement.

vi.	All Licensed Patent Rights identified in Exhibit A have the status indicated therein and all applications are still pending in good standing and have not been abandoned. Exhibit A includes all of the current patent applications Controlled by TCLS having applicability to the Licensed Products.

7.2 Representations of T-CELL. T-CELL represents, warrants and covenants to TCLS that:

i.	T-CELL is a corporation duly organized, validly existing, and in good standing under the laws of the State of Greece and has full corporate power to conduct the business in which it is presently engaged and to enter into and perform its obligations under this Agreement.

ii.	T-CELL has the authority and ability to authorize the execution and consummation of this Agreement and, when executed and delivered by T-CELL, this Agreement shall constitute the valid and legally binding agreement of T-CELL enforceable against T-CELL in accordance with the terms hereof, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

iii.	Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein will violate any law, rule, regulation, writ, judgment, injunction, decree, determination, award or other order of any court or governmental agency or instrumentality, domestic or foreign, or conflict with or result in any breach of any of the terms of or constitute a default under or result in termination of or the creation or imposition of any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance of any nature pursuant to the terms of any contract or agreement to which T-CELL is a party or by which T-CELL or any of its assets is bound.

14

7.3 Warranties. TCLS makes the following warranties:

a)	That it is not infringing on ANY PATENT, COPYRIGHT, TRADEMARK, OR OTHER RIGHTS OF THIRD PARTIES;
b)	That it has the right to produce, market and sell the product; and
c)	That it has clinical studies on the efficacy of the products.

ARTICLE 8

INDEMNIFICATION/LIMITATION OF LIABILITY

8.1 Indemnification by TCLS. TCLS shall indemnify, defend and hold harmless T-CELL and each of its entities, subsidiaries, officers, directors, shareholders, employees, agents and Affiliates (collectively, all such indemnitees are referred to in this Section as “T-CELL”) against and in respect of any and all Third Party claims, demands, losses, obligations, liabilities, damages, deficiencies, actions, settlements, judgments, costs and expenses which T-CELL may incur or suffer or with which it may be faced (including reasonable costs and legal fees incident thereto or in seeking indemnification therefor), (referred to as “Costs”) arising out of or based upon: (i) the breach by TCLS of any of its representations, warranties, covenants or agreements contained or incorporated in this Agreement or any agreement, certificate or document executed and delivered to T-CELL by TCLS in connection with the transactions hereunder; or (ii) personal injury, harm or death caused by the Licensed Technology and/or Licensed Products arising from or related to the negligence or failure on the part of TCLS, in any such case under this Section 8.1, except to the extent of T-CELL’s responsibility therefor under Section 8.2 below. An amount for which T-CELL is entitled to indemnification pursuant hereto is referred to as an “Indemnified Amount.”

8.2 Indemnification by T-CELL. T-CELL shall indemnify, defend and hold harmless TCLS and each of its subsidiaries, officers, directors, shareholders, employees, agents and Affiliates (collectively, all such indemnitees are referred to in this Section as “TCLS”) against and in respect of any and all Third Party claims, demands, losses, obligations, liabilities, damages, deficiencies, actions, settlements, judgments, costs and expenses which TCLS may incur or suffer or with which it may be faced (including reasonable costs and attorneys’ fees incident thereto or in seeking indemnification therefor), (referred to as “Costs”) arising out of or based upon: (i) the breach by T-CELL of any of its representations, warranties, covenants or agreements contained or incorporated in this Agreement or any agreement, certificate or document executed and delivered to TCLS by T-CELL in connection with the transactions hereunder, (ii) personal injury, harm or death caused by the Licensed Technology and/or the Licensed Products arising from or related to the negligence or failure on the part of T-CELL, (iii) the development, testing, production, manufacture, supply, promotion, import, sale or use by any person of any Licensed Product (or any component thereof) manufactured or sold by T-CELL or any Affiliate or Sublicensee under this Agreement, or (iv) the gross negligence or willful misconduct on the part of T-CELL or any Affiliate or Sublicensee, in any such case under this Section 8.2, except to the extent of TCLS’s responsibility therefor under Section 8.1 above. An amount for which TCLS is entitled to indemnification pursuant hereto is referred to as an “Indemnified Amount.”

15

8.3 Third Party Claims. If a claim by a Third Party is made against any indemnified party, and if the indemnified party intends to seek indemnity with respect thereto under this Article 8, such indemnified party shall promptly notify the indemnifying party of such claim; provided, however, that failure to give timely notice shall not affect the rights of the indemnified party so long as the failure to give timely notice does not materially adversely affect the indemnifying party’s ability to defend such claim against a Third Party. The indemnifying party shall be entitled to settle solely for monetary consideration or assume the defense of such claim, including the employment of counsel reasonably satisfactory to the indemnified party. If the indemnifying party elects to settle or defend such claim, the indemnifying party shall notify the indemnified party within thirty (30) days (but in no event less than twenty (20) days before any pleading, filing or response on behalf of the indemnified party is due) of the indemnifying party’s intent to do so. If the indemnifying party elects not to settle or defend such claim or fails to notify the indemnified party of the election within thirty (30) days (or such shorter period provided above) after receipt of the indemnified party’s notice of a claim of indemnity hereunder, the indemnified party shall have the right to contest, settle or compromise the claim without prejudice to any rights to indemnification hereunder. Regardless of which party is controlling the settlement of defense of any claim, (a) both the indemnified party and indemnifying party shall act in good faith, (b) the indemnifying party shall not thereby permit to exist any lien, encumbrance or other adverse charge upon any asset of any indemnified party or of its subsidiaries, (c) the indemnifying party shall permit the indemnified party to participate in such settlement or defense through counsel chosen by the indemnified party, with all fees, costs and expenses of such counsel borne by the indemnified party, (d) no entry of judgment or settlement of a claim may be agreed to without the written consent of the indemnified party, provided that such consent shall not be unreasonably withheld or delayed, and (e) the indemnifying party shall promptly reimburse the indemnified party for the full amount of such claim and the related expenses as incurred by the indemnified party pursuant to this Article 8. So long as the indemnifying party is reasonably contesting any such Third Party claim in good faith and the foregoing clause (b) is being complied with, the indemnified party shall not pay or settle any such claim. The controlling party shall upon request deliver, or cause to be delivered, to the other party copies of all correspondence, pleadings, motions, briefs, appeals or other written statements relating to or submitted in connection with the settlement or defense of any such claim, and timely notices of any hearing or other court proceeding relating to such claim.

ARTICLE 9

TERM AND TERMINATION

9.1 Term of License. Unless otherwise terminated under provisions of Section 9.2, the term of this Agreement will commence on the Effective Date and will expire on the date of expiry of the last Royalty Term (the “Term”).

9.2 Termination for Breach. Either party may terminate this Agreement, at its option and without prejudice to any of its other legal and equitable rights and remedies, in the event that the other party is in material breach of this Agreement, by giving the other party sixty (60) days’ notice in writing, particularly specifying the breach. Such notice of termination shall not be effective if the breaching party cures the specified breach within such sixty (60) day period.

16

9.3 Termination for Bankruptcy. In the event that either party files for protection under bankruptcy laws, makes an assignment for the benefit of creditors, appoints or suffers appointment of a receiver or trustee over its property, files a petition under any bankruptcy or insolvency act or has any such petition filed against it which is not discharged within sixty (60) days of the filing thereof, then the other party may terminate this Agreement effective immediately upon written notice to such party. All licenses granted under this Agreement are deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to “intellectual property” as defined in Section 101 of such Code. The Parties agree that Licensee may fully exercise all of its rights and elections under the U.S. Bankruptcy Code, regardless of whether either Party files for bankruptcy in the United States or other jurisdiction.

9.3 Effect of Termination. Upon termination of this Agreement for any reason:

i.	T-CELL shall have the right, pursuant to the terms of this Agreement, to sell any Licensed Product that T-CELL has remaining in inventory prior to the termination of this Agreement; provided, that T-CELL shall pay royalties on such Licensed Products in accordance with Section 5;

ii.	all monies due by T-CELL as of the termination date shall be paid by T-CELL in accordance with this Agreement;

iii.	each party shall promptly return the other party’s Confidential Information and all copies thereof; and

iv.	in the event of termination by TCLS or T-CELL pursuant to Section 9.2 or Section 9.3, the license granted to T-CELL in Section 2.1 of this Agreement shall terminate.

9.4 Surviving Provisions. Notwithstanding any provision herein to the contrary, the rights and obligations of the parties set forth in Sections 5.7, 5.8, 6.1-6.4, 6.6, 6.7, 7.3 and Articles 8 and 11, as well as any rights or obligations otherwise accrued hereunder (including any accrued payment obligations), shall survive the expiration or termination of the Term.

17

ARTICLE 10

FORCE MAJEURE

10.1 Force Majeure. Neither party shall be in default because of any failure to perform such party’s obligations under this Agreement if such failure arises from causes beyond the control of such party (“the first party”) and without the fault or negligence of such first party, including without limitation, acts of God or of the public enemy, acts of a governmental department or agency in either its sovereign or contractual capacity, fires, floods, earthquakes, epidemics, quarantine restrictions, strikes, or freight embargoes. In each instance, the failure to perform must be beyond the reasonable control and without the fault or negligence of the first party.

10.2 Notice. If it appears that performance under of obligations may be delayed by an event of Force Majeure, the first party will immediately notify the other party as soon as practicable in writing at the address specified in this Agreement. During the period that the performance by one of the parties of its obligations has been suspended by reason of an event of Force Majeure, the other party may likewise suspend the performance of all or part of its obligations hereunder to the extent that such suspension is commercially reasonable.

ARTICLE 11

MISCELLANEOUS

11.1 Assignment. Neither party shall have the right to assign or otherwise transfer its rights and obligations under this Agreement (whether by merger, share exchange, combination or consolidation of any type, operation of Law, purchase or otherwise) except with the prior written consent of the other party, which shall not be unreasonably withheld, provided that: (i) TCLS or T-CELL may assign its rights pursuant to this Agreement to an Affiliate; and (ii) TCLS or T-CELL or any Affiliate of TCLS or T-CELL may assign its rights pursuant to this Agreement to any entity who, by merger, share exchange, combination or consolidation of any type, purchase, operation of law, asset purchase or otherwise, acquires substantially all of the business of TCLS or T-CELL or such Affiliate, to which this Agreement relates. Any prohibited assignment shall be null and void and, notwithstanding Section 9.2, the non-assigning party may immediately terminate this Agreement. T-CELL shall have the right to enter into sub-license agreements as needed for the marketing, distribution and sale of the products in the Territories, provided that such sub-license receives prior approval by TCLS, which shall not be unreasonably withheld and is written in accordance with the terms set forth in this Agreement.

11.2 Complete Agreement. This Agreement and the Exhibits and Schedules hereto constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements whether written or oral relating hereto.

11.3 Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York, including all matters of construction, validity, performance and enforcement, without giving effect to principles of conflict of laws.

11.4 Waiver, Discharge, Amendment, Etc. The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall not, absent an express written waiver signed by the party making such waiver specifying the provision being waived, be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part thereof or the right of the party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach. Any amendment to this Agreement shall be in writing and signed by the parties hereto.

18

11.5 Notices. All notices or other communications to a party required or permitted hereunder shall be in writing and shall be delivered personally or by facsimile (receipt confirmed electronically) to such party (or, in the case of an entity, to an executive officer of such party) or shall be sent by a reputable express delivery service or by certified mail, postage prepaid with return receipt requested, addressed as follows:

if to TCLS, to:

Gerald Commissiong

40 Wall Street,

Suite 2702

New York, NY 10005

Email: gerald@todosmedical.com

Phone: 917-983-4229

with a copy to:

Jeff Fessler, Esq.

30 Rockefeller Plaza

New York, NY 10112-0015

Email: jfessler@sheppardmullin.com

Direct: 212-653-8700

if to T-CELL, to:

Name: Themis Filippopoulos

Address: 5 Mnimermou Street

City, State, Country, Zip: Athens, Greece 1070

Email: tf@tcellprotect.com

Phone: +30 210 522 6088

with a copy to:

Name: George Rigas

Address:

City, State, Country, Zip: Athens, Greece

Email:

Phone:

Any party may change the above-specified recipient and/or mailing address by notice to all other parties given in the manner herein prescribed. All notices shall be deemed given on the day when actually delivered as provided above (if delivered personally or by facsimile) or on the day shown on the return receipt (if delivered by mail or delivery service).

19

11.6 Expenses. Except as expressly provided herein, TCLS and T-CELL shall each pay their own expenses incident to this Agreement and the preparation for, and consummation of, the transactions provided for herein.

11.7 Titles and headings; Construction. The titles and headings to Sections and Articles herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. This Agreement shall be construed without regard to any presumption or other rule requiring construction hereof against the party causing this Agreement to be drafted.

11.8 Severability. If any provision of this Agreement is held invalid, illegal or unenforceable, such provision shall be enforced to the maximum extent permissible and the remaining provisions shall nonetheless be enforceable according to their terms.

11.9 Relationship. This Agreement does not make either party the employee, agent or legal representative of the other for any purpose whatsoever. Neither party is granted any right or authority to assume or to create any obligation or responsibility, express or implied, on behalf of or in the name of the other party. In fulfilling its obligations pursuant to this Agreement, each party shall be acting as an independent contractor.

11.10 Benefit. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties to this Agreement or their respective successors or permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

11.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed as original and all of which together shall constitute one instrument.

11.13 Execution of Further Documents. Each party agrees to execute and deliver without further consideration any further applications, licenses, assignments or other documents, and to perform such other lawful acts as the other party may reasonably request to fully secure and/or evidence the rights or interests herein.

20

11.14 Public Announcement. In the event any party proposes to issue any press release or public announcement concerning any provisions of this Agreement or the transactions contemplated hereby, such party shall so advise the other parties hereto, and the parties shall thereafter use commercially reasonable efforts to cause a mutually agreeable release or announcement to be issued. Neither party will publicly disclose or divulge any provisions of this Agreement or the transactions contemplated hereby without the other party’s written consent, except as may be required by applicable law or stock exchange regulation, and except for communications to such party’s employees or customers or investors or prospective investors (subject to appropriate confidentiality obligations); provided that, prior to disclosure of any provision of this Agreement that either party considers particularly sensitive or confidential to any governmental agency or stock exchange, the parties shall cooperate to seek confidential treatment or other applicable limitations on the public availability of such information.

11.15 Export Compliance. T-CELL and its Affiliates and Sublicensees shall comply with all United States laws and regulations controlling the export of certain commodities and technical data, including without limitation all Export Administration Regulations of the United States Department of Commerce. Among other things, these laws and regulations prohibit or require a license for the export of certain types of commodities and technical data to specified countries. T-CELL hereby gives written assurance that it will comply with, and will cause its Affiliates and Sublicensees to comply with, all United States export control laws and regulations, that it bears sole responsibility for any violation of such laws and regulations by itself or its Affiliates or Sublicensees, and that it will indemnify, defend, and hold TCLS harmless (in accordance with Section 8) for the consequences of any such violation.

11.16 Alternative Dispute Resolution. Any dispute arising out of or relating to this Agreement (including the formation, interpretation or alleged breach thereof) shall be settled by final and binding arbitration. Whenever a party shall decide to institute arbitration proceedings, it shall give written notice to that effect to the other party. Any such arbitration shall be conducted under the Commercial Arbitration Rules of the American Arbitration Association by a panel of three arbitrators appointed in accordance with such rules. Any such arbitration shall be held in New York, New York. The method and manner of discovery in any such arbitration proceeding shall be governed by the laws of the State of New York. The arbitrators shall have the authority to grant injunctions and/or specific performance and to allocate between the parties the costs of arbitration in such equitable manner as they determine. In no event shall a demand for arbitration be made after the date when institution of a legal or equitable proceeding based upon such claim, dispute or other matter in question would be barred by the applicable statute of limitations. The results of such arbitration proceedings shall be binding upon the parties hereto, and judgment may be entered upon the arbitration award in any court having jurisdiction thereof. Notwithstanding the foregoing, either party may seek interim or provisional injunctive relief from any court of competent jurisdiction. The parties undertake to keep confidential all awards in their arbitration, together with all materials in the proceedings created for the purpose of the arbitration and all other documents produced by the other party in the proceedings not otherwise in the public domain, save and to the extent that disclosure may be required of a party by legal duty, to protect or pursue a legal right or to enforce or challenge an award in legal proceedings before a court or other judicial authority.

IN WITNESS WHEREOF, each of the parties has caused this License Agreement to be executed in the manner appropriate to each.

TODOS MEDICAL LTD.

By:_____________________________________________
Name: Gerald Commissiong
Its: President & CEO

T-CELL PROTECT HELLAS S.A.

By:_____________________________________________
Name: Themis Filippopoulos
Its: President

21

EXHIBIT A

Patent Applications and Intellectual Property

1. Tollovid trademanrk

2. Tollovid Daily trademark

3. Tollovir trademark

22

EXHIBIT B

Investment Agreement

23